Exhibit 15.3

Our ref	JUH/694616-000001/12535853v1
Direct tel	+852 36907431
E-mail	juno.huang@maplesandcalder.com

10th Floor, No. 777 Jiamusi Road
Yangpu District, Shanghai
People’s Republic of China

24 April, 2018

Dear Sir

JMU Limited (the "Company")

We have acted as legal advisers as to the laws of the Cayman Islands to the Company in connection with the filing by the Company with the United States Securities and Exchange Commission (the "SEC") of an annual report on Form 20-F for the year ended 31 December 2017 (“Form 20-F”).

We hereby consent to the reference of our name under the heading "Item 3. Key Information—D. Risk Factors—Risks Relating to Our ADSs—We are a Cayman Islands company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than under U.S. law, you could have less protection of your shareholder rights than you would under U.S. law.” in the Form 20-F, and further consent to the incorporation by reference of the summary of our opinion under this heading into the Company's registration statement under Form S-8 (File No. 333-206466) that was filed on 19 August 2016.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP